June 2007	Pricing Sheet dated June 22, 2007 relating to
Preliminary Pricing Supplement No. 249 dated May 8, 2007
to Registration Statement No. 333-131266
Filed pursuant to Rule 433

Structured Investments
Opportunities in Equities
Protected Fund-Linked Securities due December 20, 2012
Based on the Performance of the 2007-1 Fund Dynamic Reference Index
Related to the Morgan Stanley Equally-Weighted S&P 500 Fund

P R I C I N G T E R M S – J U N E 2 2 , 2 0 0 7
Issuer:	Morgan Stanley
Issue Price:	$10 (see “Commissions and Issue Price” below)
Aggregate Principal Amount:	$3,600,000
Maturity Date:	December 20, 2012
Pricing Date:	June 22, 2007
Original Issue Date:	June 29, 2007 (5 business days after the Pricing Date)
Reference Index:

The Reference Index will be the 2007-1 Fund Dynamic Reference Index which tracks the performance of hypothetical investments in two assets and a liability (each, an “Index Component”). The two assets are (i) the Equity Component, which represents a hypothetical investment in the Class D shares of the Morgan Stanley Equally-Weighted S&P 500 Fund (“Fund”), and (ii) the Zero-Coupon Bond Component. The liability is the Leverage Component. Initially, the Reference Index is allocated 120% to the Equity Component, 0% to the Zero-Coupon Bond Component and 20% to the Leverage Component.

The Reference Index will have an initial value of 97.

Please read “Investment Overview” in the preliminary pricing supplement for more information on the Reference Index.

Payment at Maturity:	$10 plus a Supplemental Redemption Amount, if any.
Supplemental Redemption Amount:	The greater of (i) zero and (ii) $10 times the percentage change in the Reference Index as of the Determination Date from the threshold value of 100.
Variable Coupon Payments:

The variable coupon payments, if any, on the Securities will be based upon the allocation, if any, to the Equity Component within the Reference Index and calculated by reference to the distributions made at any time on the hypothetical investment in the Class D shares of the Fund. Past distributions on the Class D shares of the Fund have been made annually in December.

The variable coupon payments are expected to change over time, depending on (i) the Hypothetical Income related to the performance of the Equity Component in any month during which a distribution is made on the hypothetical investment in the Class D shares of the Fund, (ii) the allocation to the Equity Component, if any, and (iii) the Reference Index Closing Value.

Coupon payments will not be paid if the allocation to the Equity Component within the Reference Index has been reduced to zero or, in certain circumstances, if making a coupon payment would reduce the allocation to the Equity Component below a threshold value.

Please read “Investment Overview – Variable Coupon Payments” in the preliminary pricing supplement for more information on the variable coupon payments.

Determination Date:	December 17, 2012
CUSIP:	61747S371
Listing:	None
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per Security:	$10	$0.30	$9.70
	Total:	$3,600,000	$108,000	$3,492,000

(1)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Securities purchased by that investor. The lowest price payable by an investor is $9.90 per Security. Please see the cover page of the preliminary pricing supplement for further details.

(2)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

The Securities have not been passed on by the Fund or Morgan Stanley Investment Advisors Inc. (the “Investment Adviser”) as to their legality or suitability. The Securities are not issued, endorsed, sold or promoted by the Fund or the Investment Adviser. The Fund and the Investment Adviser make no warranties and bear no liability with respect to the Securities.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THIS OFFERING, AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 249 dated May 8, 2007
Prospectus Supplement dated January 25, 2006                             Prospectus dated January 25, 2006

YOU SHOULD ALSO READ THE PROSPECTUS FOR THE FUND ON FILE AT THE SEC WEBSITE, WHICH CAN BE ACCESSED VIA THE HYPERLINK BELOW. THE CONTENTS OF THE PROSPECTUS FOR THE FUND, AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN, ARE NOT INCORPORATED BY REFERENCE HEREIN OR IN ANY WAY MADE A PART HEREOF.

Prospectus for the Morgan Stanley Equally-Weighted S&P 500 Fund

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.